NEWS RELEASE

ViewCast Contact: Laurie Latham Chief Financial Officer (972) 488-7200	Investor Contact: Dan Matsui Allen & Caron (949) 474-4300

ViewCast Corporation Reports 2008 Second-Quarter Financial Results

Year-Over-Year Uptrend Continues for Revenues, Gross Profit, Operating Income, EBITDA;
Reports Net Income Versus Loss in Prior-Year Quarter

PLANO, Texas—August 14, 2008—ViewCast Corporation (OTCBB: VCST), a leading global provider of streaming media hardware and software, today reported financial results for the second quarter ended June 30, 2008.

Revenues for the quarter rose to $4.2 million, from $3.9 million in second-quarter 2007, due to higher sales of Osprey capture cards and higher maintenance and other fees. Gross profit in second quarter 2008 increased to $2.9 million, or 70 percent of revenues, from $2.3 million, or 59 percent of revenues, in second-quarter 2007, due to pricing strength, a higher proportion of Osprey cards in the product mix, and cost reductions from supply-chain initiatives implemented during 2007.

President and Chief Executive Dave Stoner remarked: “The trend toward video streaming over the Internet continues, and we expect the rate of adoption to increase in approaching periods. Even in the present, we’re seeing increasing evidence that streaming is becoming more mainstream. A good example of this is the 2008 Olympics in Beijing, where more people then ever before will be able to use their computers and cell phones to see events live or on-demand any time of day.”

According to Stoner, sales increased in all regions, and recently launched products gained sales traction. Sales of Osprey® cards rose strongly due to the adoption of the Company’s new Osprey PCI Express and high-definition products. Sales of Niagara appliance encoders, such as Niagara Pro and Niagara GoStream, increased, although offset by a decline in sales of non-appliance Niagara encoders and third-party software, compared to second-quarter last year. However order flows, especially from channels, remain strong and are expected to result in higher sales in third and fourth quarters. In addition, the Company is seeing growing interest in its new Niagara GoStream SURF portable encoder, which began shipping in June and produces professional-grade results in a simple, effortless process that is ideal for many types of organizations and applications.

Operating expenses for the quarter rose to $2.8 million from $2.3 million in second-quarter 2007 due to planned increases in marketing, sales and support personnel, and related marketing and sales activity. Research and development expenses also increased due to new-product prototype development and expenses related to introductions of new Osprey and Niagara products, and increased investment in future hardware and software technology innovation.

Operating income improved to $149,700 from $19,600 in second-quarter 2007, and other expense, net, declined to $31,600, compared to $60,800 in second-quarter 2007.

Net income for the quarter was $116,500, compared to a net loss of $41,100 in the second quarter of 2007.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter was $264,500, or six percent of revenue, compared to EBITDA of $117,400, or three percent of revenue, in second-quarter 2007. EBITDA is a non-GAAP measure that ViewCast management believes can be helpful in assessing the Company’s overall performance and considers an indicator of operating efficiency and earnings quality. EBITDA should be viewed in conjunction with the Company’s reported financial results and other financial information prepared in accordance with GAAP.

Revenues for six months were 12.3 percent higher at $8.3 million versus $7.4 million for six-months 2007. Gross profit rose 32 percent to $5.7 million, or 69 percent of revenues, from $4.3 million, or 59 percent of revenues, for six-months 2007.

Operating expenses for six months were $5.3 million, compared to $4.2 million for the same period in 2007. Operating income for six months was $395,600, compared to operating income of $88,000 for six-months 2007.

Net income for six months was $317,400, compared to $213,500 for six-months 2007.

EBITDA for six months improved to $622,700 from $247,200 for the same period in 2007.

Chief Financial Officer Laurie Latham added: “For the first half of this year we’ve continued to make progress toward stronger growth and expect this trend to continue in subsequent periods. Based on order flows, continued high levels of marketing and sales activities plus fourth quarter product introductions, we believe revenue growth at 20 percent or more for full-year 2008 is attainable, compared to full-year 2007. In addition, gross margins appear to be sustainable in the 65 percent range for the remainder of the year.”

Latham also said that, based on plans for the rest of 2008, total quarterly operating expenses are expected to remain at or near recent levels, with expenses related to marketing and sales staffing and trade shows rising slightly and other general and administrative expenses holding steady. As a result, management anticipates continuing improvement in net results and cash flow.

Latham added that the Company remains focused primarily on sales growth and expanding market share through continuing product innovation, focused and expanded sales and marketing activities, and, potentially, through acquisition.

Conference Call Information
A conference call with management is scheduled today at 11 a.m. EDT to discuss the Company’s financial results, business strategy and outlook for 2008. The call may be accessed by dialing 800-762-8779 five minutes prior to the scheduled start time and referencing ViewCast. For callers outside the United States, dial 480-629-9041. A live audio webcast of the call will also be available at http://www.viewcast.com/irconferencecall. An archive of the webcast will be available at the same web page beginning approximately 30 minutes after the end of the call.

About ViewCast Corporation
ViewCast designs, manufactures and markets high-quality encoding products that enable users to capture, encode and brand audio/video content for live (streaming) and video-on-demand (VOD) delivery over IP and mobile networks. User-friendly encoder appliances include the Niagara® Pro and portable Niagara GoStream® families - all powered by their renowned Osprey® video capture technology. ViewCast’s software, including Niagara SCX®, Niagara SCX SDK and Osprey SimulStream®, enhances Osprey and Niagara hardware to configure multiple, simultaneous multi-format, multi-bitrate, multi-resolution video streams. This array of tools empowers broadcasters, businesses, telcos and government to expand their audience via Internet and mobile video. www.viewcast.com

ViewCast, Osprey, Niagara, Niagara SCX, GoStream, SimulStream, and EZStream are trademarks or registered trademarks of ViewCast Corporation or its subsidiaries. All other trademarks appearing herein are the property of their respective owners.

Safe Harbor Statement
Certain statements in this release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and reflect the Company's current outlook. Such statements apply to future events and are therefore subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, changes in market and business conditions, demand for the Company’s products and services, technological change, the ability of the Company to develop and market new products, increased competition, the ability of the Company to obtain and enforce its patent and avoid infringing other parties’ patents, and changes in government regulations. All written and verbal forward-looking statements attributable to ViewCast and any person acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth herein. ViewCast does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statements are made. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements, please refer to the company's reports on Form 10-KSB and 10-QSB on file with the U.S. Securities and Exchange Commission.

[Financial Tables Follow]

VIEWCAST CORPORATION
OPERATING HIGHLIGHTS
(Unaudited)
(In thousands - except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net sales	$4,205	$3,926	$8,322	$7,409

Cost of sales	1,280	1,624	2,617	3,071

Gross profit	2,925	2,302	5,705	4,338

Total operating expenses	2,775	2,282	5,309	4,250

Operating income	150	20	396	88

Total other income (expense)	(32)	(61)	(72)	125

Income tax expense	(1)	-	(7)	-

Net income (loss)	$117	$(41)	$317	$213

Preferred dividends	(205)	(204)	(410)	(406)

Net loss applicable to
common stockholders	$(88)	$(245)	$(93)	$(193)

Net loss per common share:
Basic	$(0.00)	$(0.01)	$(0.00)	$(0.01)
Diluted	(0.00)	(0.01)	(0.00)	(0.01)

Weighted Average number of
common shares outstanding:
Basic	32,103	32,048	32,092	31,350
Diluted	32,103	32,048	32,092	31,350

RECONCILIATION OF NET INCOME TO EBITDA
(Unaudited)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Net income (loss)	$117	$(41)	$317	$213

Depreciation and amortization	114	97	227	159

Total other and income tax expense	33	61	79	(125)

EBITDA	$264	$117	$623	$247